                                                                   EXHIBIT 10.17

                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(B)(4),
                                                             200.83 AND 240.2B-2


                              AMENDED AND RESTATED
                 ADVERTISING, PROMOTION AND MARKETING AGREEMENT



          THIS AMENDED AND RESTATED ADVERTISING, PROMOTION AND MARKETING AGREEMENT ("AGREEMENT") is made and entered into as of September 29, 2000 ("EFFECTIVE DATE"), by and among MP3.COM, INC., a Delaware corporation ("MP3.COM"), having an address at 4790 Eastgate Mall, San Diego, CA 92121, and MONTAIGNE PARTICIPATIONS ET GESTION, a French corporation (formerly named Groupe Arnault) ("Buyer"), having an address at 41 Avenue Montaigne, 75008 Paris, France. MP3.com and Buyer may be referred to individually as a "PARTY" and collectively as the "PARTIES." MP3.com owns and operates the website located at www.mp3.com (the "WEBSITE").

                                    RECITALS

A. WHEREAS, MP3.com and Buyer entered into an Advertising, Promotion and Marketing Agreement dated July 10, 1999 ("ORIGINAL AGREEMENT"); and

B. WHEREAS, the Parties, pursuant to Section 14.2 of the Original Agreement, now wish to supersede and replace the Original Agreement in its entirety with this Agreement, which shall govern the future performance of the Parties as it relates thereto.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which the Parties acknowledge, the Parties mutually agree as follows:

        1.     PURPOSE OF THIS AGREEMENT.

               1.1 AMENDMENT AND RESTATEMENT OF ORIGINAL AGREEMENT. In accordance with to Section 14.2 of the Original Agreement, the Original Agreement is superseded and replaced in its entirety by this Agreement. [...***...].

               1.2 ADVERTISING, PROMOTION AND MARKETING PURCHASE COMMITMENT. This Agreement sets forth the terms and conditions under which Buyer will purchase one hundred and twenty million US dollars ($120,000,000) of advertising, promotion and marketing services to be provided by MP3.com.



----------
 ...***... Confidential Treatment Requested

        2.     ADVERTISING, PROMOTION AND MARKETING.

               2.1 MEDIA; PURCHASE COMMITMENT. Buyer agrees to purchase from MP3.com various advertising, promotional and marketing items and services, in the amounts and in the manner set forth in this SECTION 2. Such items and services shall include, but not be limited to, banner ads, portals, graphical buttons, e-mail marketing sponsorships, event and tour sponsorships, CD sampler sponsorships, webcast sponsorships, co-branded media programs, artist acquisition programs, artist and consumer education programs, other sponsorships and on- and off-line promotions and related services (collectively, "MEDIA"). Subject to the payment conditions in SECTION 2.4, Buyer further agrees that it shall purchase, on a prepaid basis for each quarter during the Term (as defined in SECTION 15.1) (each, a "QUARTER"), no less than the full dollar amount of Media for such Quarter as set forth on EXHIBIT A attached hereto. Should Buyer (together with its Affiliates and [...***...], each as defined below) not fully use any amount of Media that it has paid for in any given Quarterly period (except as provided in SECTION 12 herein), all of Buyer's rights to such Media shall terminate, all payment obligations of Buyer shall remain in effect and any advance payments for such Quarter shall remain the sole property of MP3.com with no further obligations whatsoever with respect to the Media scheduled for such Quarter.

               2.2 QUARTERLY MEDIA ALLOCATION; DEFAULT ALLOCATION. [...***...] no later than forty-five (45) days prior to the beginning of each Quarter, MP3.com shall submit to Buyer [...***...]. The [...***...]. Buyer and MP3.com shall initiate substantive discussions with each other no later than thirty (30) days prior to the beginning of each Quarter to determine the allocation and location of Buyer's quarterly payment obligation [...***...]. At Buyer's request, MP3.com will also meet with Buyer in person or telephonically, upon reasonable notice, in advance of thirty (30) days prior to the beginning of a Quarter to discuss the allocation and location of Buyer's quarterly payment obligation for that Quarter. In addition, [...***...]. If a mutually acceptable allocation and location is not agreed upon and set forth in a written document signed by Buyer and MP3.com no later than seven (7) days prior to the beginning of the applicable Quarter, then (subject to the immediately following sentence) such Quarter's Media shall be allocated and located by MP3.com [...***...] (the "DEFAULT ALLOCATION"). If MP3.com (in its sole discretion) and Buyer (also in its sole discretion) are able to agree on an allocation and location of a particular Quarter's Media [...***...] then such agreed upon allocation and location [...***...]. The Media allocation finally agreed upon or established by MP3.com in accordance with this Section may [...***...]. MP3.com and Buyer agree to negotiate in good faith with respect to the type, quantity, frequency and placement of the Media to be purchased during each Quarter [...***...].

               2.3 PRICING FOR MEDIA. Notwithstanding anything in this Agreement to the contrary, Buyer shall be required to pay, for any particular form of Media to be delivered in any Quarter, a rate equal to the average price paid to MP3.com by its three (3) largest purchasers (based on the aggregate price paid for such particular type of Media, [...***...]) for such particular type of Media (or, if there are less than three purchasers during such period,



----------
 ...***... Confidential Treatment Requested such lesser number of purchasers) ("TOP 3 PURCHASERS") in the three (3) month period encompassing the first two (2) months of the immediately preceding Quarter and the last month of the Quarter prior to the immediately preceding Quarter (the "MEASURING PERIOD"); provided, that in no event shall such rate exceed MP3.com's standard published pricing rate for such type of Media. If there were no purchasers of a particular type of Media in the Measuring Period, Buyer and MP3.com shall negotiate in good faith to determine the appropriate rate for such type of Media. For the purposes of determining the average price paid to MP3.com by the Top 3 Purchasers, MP3.com may exclude [...***...] and [...***...]. Notwithstanding the foregoing, [...***...] For the purposes of this
Section 2.3, [...***...].

               2.4 ADDITIONS TO MEDIA MENU. If Buyer desires to purchase Media other than the products and services [...***...] Buyer shall submit a request for the additional Media at least thirty (30) days prior to the beginning of the applicable Quarter. MP3.com and Buyer shall negotiate in good faith to determine the quantity, frequency, placement and price of the Media requested, as well as whether such requests can reasonably be accommodated. If the Parties are unable to reach agreement on the additional Media within fifteen (15) days prior to the beginning of the applicable Quarter, the Media allocation process set forth in
SECTION 2.2 shall determine the allocation of Media for such Quarter.

               2.5 PAYMENT. MP3.com acknowledges that Buyer prepaid to MP3.com forty-five million US dollars ($45,000,000) in connection with the execution of the Original Agreement. Buyer's payment obligations from the fourth Quarter of 1999 through the third Quarter of 2000 accounted for thirty-one and one-half million US dollars ($31,500,000) of that prepaid amount. Buyer's payment obligation for the fourth Quarter of 2000 is thirteen and one-half million US dollars ($13,500,000), which MP3.com shall deduct from the prepaid amount. Beginning with the first Quarter of 2001 and for the remainder of the Term, on the first day of the first month for each Quarter, Buyer shall pay MP3.com scheduled payments in the exact amount listed on Exhibit A attached hereto by way of (i) a wire transfer to MP3.com's account at the Imperial Bank, 701 "B" Street, Suite 600, San Diego, CA 92101, Routing No. 122201444, Account No. 0038-51-008, or any other account previously approved in writing by MP3.com,
(ii) actual delivery of a certified or cashier's check, drawn on an account from a bank located within the United States and reasonably acceptable to MP3.com, or
(iii) as otherwise agreed to in writing by MP3.com. In the event of the failure of Buyer to so pay any such amount due, then three days after written notice thereof from MP3.com to Buyer, MP3.com shall be entitled to draw-down against the letter of credit described in SECTION 2.6 in an amount equal to such scheduled payment.

               2.6 LATE PAYMENTS; TAXES. Any late payments under this Agreement will be assessed a service fee of one and one-half percent (1.5%) per month, to the extent allowed by law. All fees owed by Buyer to MP3.com are exclusive of, and Buyer shall pay, all sales, use, excise and other taxes which may be levied upon either Party in connection with this Agreement, except for taxes based on MP3.com's net income.



----------
 ...***... Confidential Treatment Requested

               2.7 LETTER OF CREDIT. In connection with the execution of the Original Agreement, to secure Buyer's payment obligations remaining after deduction of the prepaid amount described in SECTION 2.5, Buyer caused to be delivered to MP3.com an irrevocable letter of credit (the "LETTER OF CREDIT") in the face amount of one hundred and five million US dollars ($105,000,000) naming MP3.com as beneficiary thereunder and issued by Societe Generale. The Letter of Credit provides for the drawing of funds upon receipt of a certificate from an officer of MP3.com. Immediately following the execution of this Agreement, the Parties shall amend the Letter of Credit (i) to reduce the face amount thereof to seventy-five million US dollars ($75,000,000), which is the amount of Buyer's payment obligations hereunder for the period commencing in the first Quarter of 2001 and continuing for the remainder of the Term, (ii) provide that MP3.com may only draw thereon an amount equal to any Quarterly payment, or part thereof, not made as provided in SECTION 2.5 above and upon written certification from an officer of MP3.com to Societe Generale that Buyer has not paid its Quarterly payment as required by SECTION 2.5 and the amount of such delinquent payment, and (iii) provide that the face amount thereof shall automatically be reduced Quarter by Quarter to the extent Buyer so makes any Quarterly payment as provided in SECTION 2.5 above.

        3. [...***...]INCENTIVE FOR ADDITIONAL BRANDS; [...***...]. From and after January 1, 2001, for each new Brand (as defined below), MP3.com shall [...***...]. Any such [...***...] shall not exceed a maximum amount of [..***...]. For the purposes of this Section, [...***...]. Each Brand is only eligible to be [...***...]. In addition to the foregoing [...***...].

        4.     [...***...]

        5.     ADVERTISERS.

               5.1 PERMITTED USES OF MEDIA. Buyer may use Media purchased under this Agreement to advertise, promote or market any products, services or brands, directly or indirectly, owned or sold by or affiliated with Buyer or any of its Affiliates. [...***...]. The use of [...***...] Media is conditioned upon [...***...] granting MP3.com written trademark and content licenses as set forth in SECTION 7, and delivering its Advertiser Content (as defined in SECTION 6) to MP3.com by the relevant Delivery Date pursuant to SECTION 6. The minimum amount of [..***...] and [...***...]

               5.2    COORDINATION WITH MP3.COM [...***...].  [...***...].

               5.3 DEDICATED REPRESENTATIVE. Within ninety (90) days of the Effective Date, Buyer shall designate an individual who shall be dedicated to discharging Buyer's obligations under this Agreement and coordinating all of the Media and [...***...] provided hereunder. Buyer shall maintain such a dedicated representative hereunder at least through the end of 2002. Such dedicated representative shall have the responsibility, among other responsibilities, of assuring that the quarterly media allocation contemplated in SECTION 2.2 is



----------
 ...***... Confidential Treatment Requested accomplished in a timely manner and that the requirements set forth in this
SECTION 5 [...***...] are satisfied in all respects.

        6. DELIVERY OF ADVERTISER CONTENT. Buyer, Buyer's Affiliate, [...***...] as applicable, will deliver to MP3.com their respective advertisements and such other materials, logos and designs as may be reasonably requested by MP3.com in connection with the performance of MP3.com's obligations under this Agreement. Any and all such items so delivered are hereinafter collectively referred to as "ADVERTISER CONTENT." In the event that any Advertiser Content as delivered does not conform to the technical specifications required by MP3.com and such deficiency is not corrected by the Delivery Date, or any Advertiser Content does not arrive by the applicable Delivery Date, then MP3.com may, in its discretion: (i) refuse such Advertiser Content and, if available, substitute any prior Advertiser Content in MP3.com's possession, (ii) delay delivery of the related Media until Buyer, Buyer's Affiliate or [...***...] as applicable, shall have delivered a corrected copy of such Advertiser Content or (iii) if MP3.com is not in possession of any prior Advertiser Content, provide Buyer, Buyer's Affiliate [...***...] as applicable, with written notification (which may be given via email) of the non-delivery or deficiency, as applicable, in which event (X) Buyer, Buyer's Affiliate [...***...] as applicable, shall have ten (10) days to cure such non-delivery or deficiency and (Y) if such non-delivery or deficiency remains uncured at the end of such 10 day period, Buyer's, Buyer's Affiliate's [...***...] rights to the related Media, as applicable, shall terminate and MP3.com shall have no further obligations with respect to such Media. At all times, MP3.com will use its best efforts to emulate and display Advertiser Content with a similar quality of presentation and an overall look-and-feel of the Buyer, Buyer's Affiliates [...***...] brands to which the Advertiser Content relates.

        7.     LICENSE.

               7.1 ADVERTISER CONTENT LICENSE. MP3.com's obligation to deliver Media under this Agreement is conditioned upon Buyer, Buyer's Affiliates [...***...] as applicable, granting to MP3.com a non-exclusive, non-transferable, royalty-free, worldwide license to use, reproduce, distribute, create translations or other derivative works of, publicly perform, publicly display and digitally perform Advertiser Content on or in conjunction with the Website and the Media delivered hereunder, solely in connection with MP3.com's implementation of this Agreement. Title to and ownership of all intellectual property rights of the Advertiser Content shall remain with Buyer, Buyer's Affiliates [...***...] as applicable, or their third party licensors. MP3.com hereby confirms that the foregoing license shall be used solely in connection with the production and delivery of Media under this Agreement.

               7.2 TRADEMARKS. MP3.com's obligation to deliver Media under this Agreement is conditioned upon Buyer, Buyer's Affiliates [...***...] as applicable, granting to MP3.com a non-exclusive, nontransferable, royalty-free, worldwide license to use Buyer's, Buyer's Affiliates' [...***...] as applicable, trademarks, service marks, trade names, logos, or



----------
 ...***... Confidential Treatment Requested other commercial or product designations (collectively, "MARKS") on the Website for the purposes of marketing, promotion, and content directories or indexes, and in electronic or printed advertising, publicity, press releases, newsletters and mailings about the Website or MP3.com. MP3.com shall not use Marks for any purpose whatsoever without the prior written consent of the Marks' owner, which shall not be unreasonably withheld or delayed.

        8.     PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION.

               8.1 CONFIDENTIAL INFORMATION. This Agreement creates a confidential relationship between the Parties. Each Party acknowledges and agrees that the terms of this Agreement and any information conveyed to or obtained by one Party (the "RECIPIENT") from the other Party (the "DISCLOSING PARTY") in connection with this Agreement, including trade secrets, know-how, software, source code, information regarding each Party's customers, providers or suppliers, business plans or operations, technical data, or other business or financial information is confidential and proprietary to the Disclosing Party (the "CONFIDENTIAL INFORMATION"). The Recipient agrees that in no event shall it disclose, transfer, copy, duplicate, translate, or publish any Confidential Information except as necessary for Recipient to implement this Agreement [...***...]. The Recipient further agrees that it shall not use any Confidential Information for any purpose whatsoever, whether for its own benefit or the benefit of any third party, other than for performing its obligations under this Agreement. The Recipient shall only make available the Confidential Information to its employees, agents, affiliates and permitted subcontractors on a need-to-know basis who contractually agree to abide by the restrictions herein prior to any such disclosure. The Recipient shall be responsible for the unauthorized use or disclosure of any Confidential Information by its employees, agents, affiliates or subcontractors. Upon the termination or expiration of this Agreement for any reason or upon the earlier written request of the Disclosing Party, the Recipient will return all documents and other materials in Recipient's control that contain or relate to Confidential Information. Upon the written request of the Disclosing Party, the Recipient shall provide a written certification to the Disclosing Party that it has returned to the Disclosing Party or destroyed, at the Disclosing Party's option, all such Confidential Information, and purged all Confidential Information from its electronic files and systems. Recipient acknowledges and agrees that Disclosing Party owns all copyright, trademark, trade secret, know-how, patent, data or other intellectual property rights in Disclosing Party's Confidential Information.

               8.2 EXCEPTIONS. The restrictions in SECTION 8.1 shall not apply to any Confidential Information that: (i) was in the public domain before it was disclosed or has entered the public domain through no fault of the Recipient;
(ii) was known to the Recipient, without restriction, prior to the time of disclosure; (iii) was disclosed with the prior written approval of the Disclosing Party; (iv) was entirely independently developed by the Recipient without any use of the Confidential Information, or (v) was disclosed by a third party to the Recipient without breach by such third party of any confidentiality obligation to the Disclosing Party. In addition, Recipient may disclose the Disclosing Party's Confidential Information as necessary to comply with applicable laws and regulations (such as disclosure to the SEC or its foreign equivalent), or to comply with a court or administrative order; provided, however, that



----------
 ...***... Confidential Treatment Requested the Recipient shall provide prior written notice thereof to the Disclosing Party and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment (if possible) for such disclosure, and, to minimize the extent of such disclosure.

               8.3 IRREPARABLE HARM. Each Party acknowledges that the Confidential Information is a valuable asset of the Disclosing Party and that the breach of this SECTION 8 would cause the Disclosing Party irreparable harm for which there is no adequate remedy at law. Accordingly, notwithstanding
SECTION 16.5, in the event of a breach or alleged breach of this SECTION 8, the Disclosing Party shall be allowed to seek injunctive relief and any other equitable remedies, wherever it deems appropriate, in addition to all other remedies afforded to it by law. The obligations of the Parties pursuant to this
SECTION 8 shall survive the termination or expiration of this Agreement for a period of eighteen (18) months.

        9. REPORTS. Within sixty (60) days of the end of each Quarter, MP3.com will provide Buyer with reports summarizing the quantity, frequency, placement and distribution of the Media delivered during the preceding Quarter. Buyer acknowledges and agrees that any statistics or other information provided to Buyer pursuant to this SECTION 9 shall be deemed the Confidential Information of MP3.com and shall be subject to the provisions of SECTION 8.

        10. RECORDS AND AUDITS. MP3.com shall keep complete and accurate records pertaining to the pricing and sale or other disposition of the Media in sufficient detail to permit Buyer to confirm the accuracy of all purchases made, and the satisfactory performance by MP3.com of all its obligations, hereunder. Buyer shall have the right to cause an independent, certified public accountant reasonably acceptable to MP3.com to audit such records to confirm the determination of pricing, and the satisfactory performance by MP3.com of all its obligations, hereunder for the preceding year. Such audits may be exercised during normal business hours upon at least twenty-one (21) days' prior written notice to MP3.com. Audits may be conducted no more than once in any calendar Quarter. Buyer shall bear the full cost of any such audits.

        11.    REPRESENTATIONS AND WARRANTIES.

               11.1 ADVERTISER MATERIAL. Buyer shall be solely responsible to MP3.com for any legal liability arising out of or relating to any or all Advertiser Content and any material to which users can link through the Advertiser Content (collectively, the "ADVERTISER MATERIAL"). Buyer represents and warrants that the Advertiser Material does not and will not at any time during the Term: (a) infringe on any third party's copyright, patent, trademark, trade secret or other proprietary right or right of publicity or privacy; (b) violate any applicable law, statute, ordinance or regulation, including laws and regulations governing export control, unfair competition, antidiscrimination or false, misleading or deceptive advertising; (c) be defamatory or trade libelous;
(d) be harmful to minors, obscene or pornographic; (e) be materially false, misleading, inaccurate or incapable of reasonably prompt fulfillment, or (f) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines. Buyer agrees to defend, indemnify and hold harmless MP3.com and its directors, officers, agents and employees for any and all losses, costs, liabilities or expenses

(including reasonable attorneys' and expert witnesses' fees) which are incurred or suffered by MP3.com in connection with: (i) the breach by Buyer of any representation or warranty in this Agreement; (ii) any Advertiser Material;
(iii) any transaction involving Buyer's, Buyer's Affiliate's [...***...] as applicable, goods or services; or (iv) any other act, omission or representation by Buyer, Buyer's Affiliates [...***...] as applicable,. MP3.com may participate in the defense at its option and expense.

               11.2 USE OF ADVERTISER CONTENT. MP3.com represents and warrants that it shall not place Advertiser Content next to, with or on the same Website page as other content that: (a) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (b) violates any applicable law, statute, ordinance or regulation, including laws and regulations governing export control, unfair competition, antidiscrimination or false, misleading or deceptive advertising;
(c) is defamatory or trade libelous; (d) is harmful to minors, obscene or pornographic; (e) is materially false, misleading, inaccurate or incapable of reasonably prompt fulfillment, or (f) contains viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines. MP3.com agrees to defend, indemnify and hold harmless Buyer and its directors, officers, agents and employees for any and all losses, costs, liabilities or expenses (including reasonable attorneys' and expert witnesses' fees) which are incurred or suffered by Buyer, Buyer's Affiliates, [...***...] as applicable, in connection with: (w) the breach by MP3.com of any representation or warranty in this Agreement; (x) any content on the MP3.com Website other than Advertiser Material; (y) any transaction involving MP3.com's goods or services; or (z) any other act, omission or representation by MP3.com. Buyer, Buyer's Affiliates, or any [...***...] as applicable, may participate in the defense at its option and expense.

               11.3 MECHANICS OF INDEMNITY. The indemnifying party's obligations hereunder are conditioned upon the indemnified party: (i) giving the indemnifying party prompt written notice of any claim for which the indemnified party is seeking indemnity; (ii) granting control of the defense and settlement to the indemnifying party (except that the indemnifying party may not effect any settlement or make any admission of fault, liability or similar admissions without the consent of the indemnified party, other than for the payment of money damages in a single lump sum); and (iii) reasonably cooperating with the indemnifying party at the indemnifying party's expense.

11.4 DUE AUTHORIZATION. Each Party represents and warrants that (i) it has all necessary corporate power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions; (ii) it has effectively taken all corporate action required for the lawful execution and delivery of this Agreement; and (iii) upon its execution and delivery, this Agreement will be a valid and binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting



----------
 ...***... Confidential Treatment Requested enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

        12. DISCLAIMER OF WARRANTIES; LIMITED REMEDY. Except as set forth in
SECTION 11.2, MP3.com provides the Website and all services performed hereunder "AS IS" and without any warranty of any kind. EXCEPT AS SET FORTH IN SECTION 11.2, MP3.COM MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND, EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE MEDIA PROVIDED, THE ADVERTISER CONTENT, THE WEBSITE, OR THE FUNCTIONALITY, PERFORMANCE OR RESULTS OF USE THEREOF, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE. MP3.com does not guarantee continuous or uninterrupted display or distribution of any Advertiser Content. In the event of interruption of display or distribution of the Advertiser Content, MP3.com's sole obligation shall be to restore service as soon as commercially practicable (except as provided in SECTION 15.3 below). If MP3.com does not deliver a specific Media that it had previously agreed to deliver within a given Quarter, Buyer's sole and exclusive remedy, in lieu of all others (except as provided in SECTION 15.3 below), shall be to receive a refund of an amount equal to the dollar amount allocated for that specific Media in such Quarter; provided, however, that if such failure to deliver specific Media is due to an interruption in service on the Website, in lieu of such a refund, MP3.com agrees to deliver the specific Media as soon as practicable after service is resumed, but in no event later than in the following Quarter.

        13. CONSEQUENTIAL DAMAGES DISCLAIMER. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY), OR FOR INTERRUPTED COMMUNICATIONS, LOSS OF USE, LOST BUSINESS, LOST DATA OR LOST PROFITS, INCOME OR GOODWILL, THE REJECTION OR REMOVAL OF ANY ADVERTISER CONTENT, OR ANY DELAY IN DISPLAYING OR THE FAILURE TO DISPLAY ANY ADVERTISER CONTENT, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

        14. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, MP3.COM'S AGGREGATE LIABILITY TO BUYER AND/OR ANY THIRD PARTY UNDER ANY CLAIMS RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT GREATER THAN THE AMOUNTS RECEIVED UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING SUCH CLAIM.

        15.    TERM AND TERMINATION.

               15.1 TERM OF AGREEMENT. The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect until December 31, 2004 ("TERM"), unless earlier terminated in accordance with SECTION 15.2 or 15.3.

               15.2 TERMINATION FOR DEFAULT. Buyer or MP3.com may terminate this Agreement pursuant to any of the following subsections:

                    (a) Immediately upon written notice if the other Party breaches a material term or condition of the Agreement and does not cure such breach (or commence a cure in a manner reasonably satisfactory to the non-breaching party) within ninety (90) days (or ten (10) days in the event of nonpayment of money) after written notice of such breach; or

                    (b) Immediately upon written notice if the other Party ceases to do business, or otherwise terminates its business operations, except as a result of a permitted assignment; or

                    (c) Immediately upon written notice if the other Party fails to promptly secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended.

               15.3 CESSATION OF WEBSITE. Buyer shall have the right to terminate this Agreement immediately upon written notice if MP3.com's Website ceases to operate or be functional for a period of thirty (30) consecutive days.

               15.4 RIGHTS AND OBLIGATIONS UPON TERMINATION. In the event this Agreement expires or is terminated, each Party shall cooperate with the other Party to effect an orderly termination of the relationship created by this Agreement, including each Party's prompt return of any Confidential Information. Termination of this Agreement shall not limit any Party from pursuing other remedies available to it, including injunctive relief. The Parties' rights and obligations under SECTIONS 8 (for a period of eighteen (18) months), 11, 12, 13, 14, 15.4 and 16 shall survive any termination or expiration of this Agreement.

        16.    GENERAL PROVISIONS.

               16.1 ENTIRE AGREEMENT. This Agreement, together with any Exhibits attached hereto and incorporated herein, represents the sole, final and entire agreement between the Parties with respect to the subject matter hereof and shall supersede and terminate all prior or contemporaneous agreements and communications of the Parties, oral or written, including the Original Agreement, other than the IPO Agreement.

               16.2 NON-DISPARAGEMENT. Each Party agrees not to disparage the other Party as to its products, services or business in any way.

               16.3 AMENDMENT AND WAIVER. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by the Parties. The waiver by any Party of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

               16.4 CONSTRUCTION. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires), the words "hereof," "herein," "hereto," "hereby," "hereunder," and other words of similar import refer to this Agreement as a whole (including all schedules and exhibits), the words "include," "includes," and "including" shall mean "include, without limitation," "includes, without limitation," and "including, without limitation," respectively. Headings of Sections and subsections are for convenience of reference only, and shall not be construed as part of this Agreement, or as limiting or defining the scope of any term or provision hereof.

               16.5 GOVERNING LAW. This Agreement shall be governed by, interpreted and enforced solely and exclusively in accordance with the laws of the State of California, USA, without giving effect to principles of conflicts of laws. All Parties agree to submit to jurisdiction in the State of California, USA, and further agree that any and all disputes which each Party determines cannot be resolved amicably, arising under or related to this Agreement shall be brought and resolved solely and exclusively in a court in San Diego County, California, USA.

               16.6   [...***...].

               16.7 SUCCESSORS AND ASSIGNS. No Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not unreasonably be withheld or delayed. Notwithstanding the foregoing, (i) each Party may assign this Agreement to an entity who acquires substantially all of the stock or assets of a Party to this Agreement and (ii) [...***...] provided in each of (i) and (ii) above, that (x) in the event Buyer is the assigning party, the Letter of Credit contemplated by Section 2.6 remains in place or the assignee provides a substitute letter of credit acceptable to MP3.com and (y) consent will be required in the event that the non-assigning Party reasonably determines that the assignee will not have sufficient capital or assets to perform its obligations hereunder, or that the assignee is a direct competitor of the non-assigning Party. [...***...] All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted transferees, successors and assigns.

               16.8 FORCE MAJEURE. No Party shall be liable for failure to perform or delay in performing any obligation (other than the payment of money) under this Agreement if such failure or delay is due to fire, flood, earthquake, strike, war (declared or undeclared), embargo, blockade, legal prohibition, governmental action, riot, insurrection, damage, destruction or any other similar cause beyond the control of such Party.



----------
 ...***... Confidential Treatment Requested

               16.9 NOTICES. All notices, requests and other communications called for by this Agreement shall be deemed to have been given (i) on the day of delivery as evidenced by the courier's delivery records, when delivered by a reputable international overnight courier service, or (ii) immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent via overnight courier for delivery by the next business day). Notices shall be sent to MP3.com at 4790 Eastgate Mall, San Diego, CA 92121, attention President (e-mail: [...***...] with a copy to its Vice President, Legal Affairs (e-mail:
[...***...] and to Buyer (with a copy to James Lieber) at the physical addresses set forth on the signature page of this Agreement, or to such other addresses as each Party shall specify to the other Party. Notice by any other means shall be deemed made when actually received by the Party to which notice is provided.

               16.10 COMPLIANCE WITH LAWS. Each Party shall, at its own expense, comply with all applicable laws, regulations, ordinances, or rules relating to its duties, obligations and performance under this Agreement and shall procure all licenses and pay all fees and other charges required thereby.

               16.11 PUBLICITY. No press releases or publicity statements or references to this Agreement may be made without the express prior approval of the other Party.

               16.12 NO OTHER RIGHTS. This Agreement shall not be construed to grant any rights by implication, estoppel, or otherwise, that are not granted through the express provisions of this Agreement.

               16.13 INDEPENDENT CONTRACTORS. The relationship of the Parties is solely and exclusively that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct or control the activities of the other, (ii) constitute the Parties as partners, joint venturers, agents, employees, co-owners or otherwise as participants in a joint undertaking, or (iii) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

               16.14 SEVERABILITY. If one or more provisions in this Agreement are ruled entirely or partly invalid or unenforceable by any court of competent jurisdiction in any jurisdiction, then (a) the validity and enforceability of all provisions not ruled to be invalid or unenforceable shall remain unaffected;
(b) the effect of such ruling shall be limited to the jurisdiction of the court making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the Parties shall reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the Parties' intent as manifested herein; and (d) if the ruling, or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended, then the provision(s) in question, as originally set forth in this Agreement, shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.



----------
 ...***... Confidential Treatment Requested

               16.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

               16.16 AUTHORITY. Each of the Parties represents and warrants that the negotiation and entry of this Agreement will not violate, conflict with, interfere with, result in a breach of, or constitute a default under any other agreement to which they are a Party.

               16.17 ATTORNEYS' FEES. The prevailing Party in any action to enforce this Agreement shall be entitled to reimbursement of its expenses, including reasonable attorneys' fees.

        The Parties have caused this Agreement to be duly executed as of the Effective Date.


MP3.COM, INC                                MONTAIGNE PARTICIPATIONS ET GESTION


By:   /S/ ROBIN RICHARDS                     By:  /s/ NICOLAS BAZIRE
    ------------------------------------        --------------------------------
    Robin Richards                               Nicolas Bazire
    President and Chief Operating Officer   Its: Managing Director

Address:                                    Address:

4790 Eastgate Mall                          31, Avenue Montaigne
San Diego, CA  92121                        75008 Paris
email: legal@mp3.com                        France

                                            with a copy to:

                                            James Lieber
                                            30, Avenue Hoche
                                            75008 Paris
                                            France

                                    EXHIBIT A

                             MEDIA PURCHASE SCHEDULE


          QUARTERLY PAYMENT SCHEDULE:                            PURCHASE AMOUNT:
          ---------------------------                            ----------------
             1999          Q4                                       $5,000,000*

             2000          Q1                                       $6,500,000*
                           Q2                                       $8,500,000*
                           Q3                                      $11,500,000*
                           Q4                                      $13,500,000*

             2001          Q1                                      $15,000,000
                           Q2                                      $12,250,000
                           Q3                                      $12,250,000
                           Q4                                      $12,250,000

             2002          Q1                                       $6,000,000
                           Q2                                       $5,000,000
                           Q3                                       $5,000,000
                           Q4                                       $5,000,000

             2003          Q1                                         $300,000
                           Q2                                         $300,000
                           Q3                                         $275,000
                           Q4                                         $275,000

             2004          Q1                                         $275,000
                           Q2                                         $275,000
                           Q3                                         $275,000
                           Q4                                         $275,000
                                                                   ------------
                                          TOTAL:                   $120,000,000



* -- Amounts prepaid prior to the Effective Date.